Exhibit 19.1
Insider Trading Policy

KEY POINTS

•You are not permitted to buy or sell shares until there is an open trading window, and even then, only if you do not have material nonpublic information and otherwise adhere to this Policy.

•Anyone subject to this Policy may not (a) recommend to others that they buy, hold, or sell Sprinklr securities at any time, or (b) disclose material nonpublic information to persons within Sprinklr whose jobs do not require them to have such information, or to others outside of Sprinklr unless permitted to do so.

•Under this Policy, information is considered publicly disseminated only after two full trading days have elapsed since the information was publicly disclosed.

Questions about the Policy?
Review the Q&A in this Policy
Contact email shares@sprinklr.com or compliance@sprinklr.com

Need to report a concern?
Email legal@sprinklr.com
File an anonymous online report by clicking here

Policy Owner: Board of Directors	Effective Date: August 21, 2024 Approving Authority: Board of Directors
Applicability: Sprinklr, Inc. and its subsidiaries and affiliates (collectively, “Sprinklr” or the “Company”), and all employees, directors, other applicable members of management and designated consultants

Policy Principles

•Employees, directors, other applicable members of management and designated consultants (each a “Covered Person,” and collectively, “Covered Persons”) of Sprinklr, Inc. and its subsidiaries (together, “Sprinklr” or the “Company”) are responsible for understanding the obligations that come with having access to material nonpublic information and wanting to transact in Sprinklr’s securities.
•Covered Persons who are aware of material nonpublic information relating to Sprinklr may not engage in transactions in Sprinklr’s securities except as permitted by this Insider Trading Policy (this “Policy”) and applicable law.

Exhibit 19.1
•Covered Persons may not disclose material nonpublic information outside of Sprinklr unless the disclosure is made in accordance with Sprinklr’s Corporate Disclosure Policy.
•Covered Persons may not disclose material nonpublic information to other persons whose jobs do not require them to have that information.
•Covered Persons may not recommend the purchase or sale of any Sprinklr securities.
•Changes to this Policy require approval by Sprinklr’s Board of Directors (the “Board”) or a duly appointed committee of the Board.

Policy Q&A

Policy Scope and Purpose

Q: Why do we have an Insider Trading Policy?

A: During the course of your relationship with Sprinklr, you may receive material information that is not yet publicly available (“material nonpublic information”) about Sprinklr or other publicly traded companies with which Sprinklr has business relationships. Material nonpublic information may give you, or someone to whom you pass that information, a leg up over others when deciding whether to buy, sell or otherwise transact in Sprinklr’s securities or the securities of another publicly traded company, which is broadly prohibited under applicable securities laws. This Policy sets forth guidelines with respect to transactions in Sprinklr securities by persons subject to this Policy.
Q: Who is subject to this Policy?

A: This Policy applies to you and all other Covered Persons. This Policy also applies to members of your immediate family, persons with whom you share a household, persons who are your economic dependents, and, unless otherwise determined by Sprinklr, any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund).

However, this Policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in Sprinklr’s securities. The foregoing persons who are deemed subject to this Policy are referred to in this Policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this Policy.

In addition, if you are an officer or director of Sprinklr, or an employee or designated consultant of Sprinklr described in Appendix A (“Specified Persons”), you and your Related Persons are subject to the quarterly trading blackout periods described below.

Q: Whose responsibility is it to comply with this Policy?

A: Covered Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about Sprinklr and to not engage in transactions in Sprinklr’s securities while aware of material nonpublic information. Each individual is responsible for making sure that he or she and his or her Related Persons comply with this Policy.

In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Sprinklr or any Covered Persons pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Sprinklr for engaging in any conduct prohibited by this Policy or applicable securities laws.

Q: What transactions are subject to this Policy?

Exhibit 19.1
A: This Policy applies to all transactions in securities issued by Sprinklr, as well as derivative securities that are not issued by Sprinklr, such as exchange-traded put or call options or swaps relating to Sprinklr’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of Sprinklr’s common stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Insider Trading and Material Nonpublic Information

Q: What is insider trading?

A: Generally speaking, insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether the information ultimately has an effect on the stock price. If you are aware of material nonpublic information about Sprinklr or another publicly traded company that Sprinklr has business relationships with and you trade in Sprinklr’s or such other company’s securities on the basis of such material nonpublic information, you are engaging in insider trading and have broken the law.

Q: Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. Prohibitions on insider trading ensure that there is an even playing field by requiring those who are aware of material nonpublic information refrain from trading.

Q: What is material information?

A: It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities.

If the information in your possession makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.
Q: What are examples of material information?
A: There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following is a non-exhaustive list of items may be considered material nonpublic information until they are publicly disclosed within the meaning of this Policy:
•financial results or forecasts;
•acquisitions, dispositions, or other strategic plans or transactions;
•events regarding Sprinklr’s securities (e.g., repurchase plans, stock splits, public or private equity or debt offerings, or changes in Sprinklr’s dividend policies or amounts);
•major contracts or contract cancellations;
•gain or loss of a significant customer;
•significant changes or developments in suppliers;
•pricing changes;
•new product releases;
•significant product problems or security incidents;
•top management or control changes;
•financial restatements or significant write-offs;

Exhibit 19.1
•employee layoffs;
•a disruption in Sprinklr’s operations or breach or unauthorized access of Sprinklr’s property or assets, including facilities or information technology infrastructure;
•proxy fights;
•actual or threatened major litigation, investigations by the U.S. Securities and Exchange Commission (“SEC”) or other regulatory bodies, or major developments in, or the resolution of, any litigation or investigation;
•impending bankruptcy;
•communications with government agencies; and
•notice of issuance of patents.

Q: When is information considered public?

A: The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the SEC or other widely disseminated announcement.

Once information is publicly disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this Policy only after two full trading days have elapsed since the information was publicly disclosed.

For example, if Sprinklr publicly announces the relevant material information before trading begins on Wednesday, then such information would be considered publicly disseminated by the time trading begins on Friday. If Sprinklr publicly announces the relevant information after trading ends on Wednesday, then such information would be considered publicly disseminated by the time trading ends on Friday. Depending on the circumstances, Sprinklr may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

Any disclosure of nonpublic information, material or otherwise, must be done in accordance with Sprinklr’s Corporate Disclosure Policy.

Q: Who can be guilty of insider trading?

A: Anyone who buys or sells a security while aware of material nonpublic information, or who provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors, and others who don’t even work at Sprinklr. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.

Q: What if I am aware of material nonpublic information when I trade, but the reason I trade is because of something else, like to pay medical bills?

A: The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions: all that matters is whether you are aware of any material nonpublic information relating to Sprinklr at the time of the transaction.

Q: Do the U.S. securities laws take into account mitigating circumstances, like avoiding a loss or planning a transaction before I had material nonpublic information?

A: No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Sprinklr’s reputation for adhering to the highest standards of conduct. In some circumstances, you may

Exhibit 19.1
need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

Q: What if I don’t buy or sell anything, but I tell someone else material nonpublic information and he or she buys or sells?

A: This is called “tipping,” and in the question above, you are the “tipper” and the other person is the “tippee.” If the tippee buys or sells based on material nonpublic information you shared with them, both you and the “tippee” could be found guilty of insider trading.

In addition, if you share material non-public information with family members who tell others, and those people trade on the information, you, the “tippee,” and those family members might be found guilty of insider trading. To prevent this, do not discuss material nonpublic information about Sprinklr with anyone outside Sprinklr, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with Sprinklr’s governance regarding the protection or authorized external disclosure of information regarding Sprinklr). This includes anonymous discussions on the internet about Sprinklr or companies with which we do business.

You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, no employee, director or consultant of Sprinklr (or any other person subject to this Policy) may either (a) recommend to another person that they buy, hold or sell Sprinklr’s securities at any time or (b) disclose material nonpublic information to persons within the Sprinklr whose jobs do not require them to have that material nonpublic information, or outside of Sprinklr to other persons (unless the disclosure is made in accordance with our policies regarding the protection or authorized external disclosure of information regarding Sprinklr).

Q: What if I don’t tell someone inside information itself; I just tell him or her whether to buy or sell?
A: That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold, or sell Sprinklr’s common stock, or any derivative security related to Sprinklr’s common stock, as that could be a form of tipping.

Q: Does this Policy or the insider trading laws apply to me if I work outside the U.S.?

A: Yes. The same rules apply to U.S. and foreign employees and consultants. The SEC (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a director, employee, or consultant of Sprinklr, our governance, including this Policy, applies to you no matter where you work.

Q: Am I restricted from trading securities of any companies other than Sprinklr, for example a customer or competitor of Sprinklr?

A: Possibly. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances.

Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Sprinklr, you sometimes obtain sensitive, material information about other companies and their business dealings with Sprinklr.

Q: So, when can I buy or sell my Sprinklr securities?

Exhibit 19.1
A: If you are aware of material nonpublic information, you may not buy or sell common stock of Sprinklr until two (2) full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of this Policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in securities of Sprinklr on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in securities of Sprinklr on Monday. As discussed further below, even if you are not aware of any material nonpublic information, you may not trade common stock of Sprinklr during any trading “blackout” period that applies to you. This Policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods (which may apply to you even if the quarterly trading blackout periods do not) may be announced by email.

Blackout Periods

Q: What is a quarterly trading blackout period?

A: To minimize the risk or appearance of insider trading by Sprinklr’s officers, directors, Specified Persons, and their Related Persons, we have established “quarterly trading blackout periods” during which such persons—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Sprinklr securities. That means that, except as described in this Policy, all officers, directors, Specified Persons and their Related Persons will be able to trade in Sprinklr securities only during limited open trading window periods that will begin after two (2) full trading days have elapsed since the public disclosure of Sprinklr’s annual or quarterly financial results, and will end at the beginning of the next quarterly trading blackout period.
Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Sprinklr securities if you are otherwise in possession of material nonpublic information.

Q: What are Sprinklr’s quarterly trading blackout periods?

A: Each “quarterly trading blackout period” will generally begin at the end of the day that is the 15th day of the third month of each fiscal quarter and will end after two (2) full trading days have elapsed since the public disclosure of our financial results for that quarter.

Q: Can our quarterly trading blackout periods change?

A. The quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer (or Co-Chief Executive Officers, as applicable), Chief Financial Officer, or General Counsel, there exists undisclosed information that would make trades by Sprinklr officers, directors, Specified Persons or their Related Persons inappropriate. It is important to note that the fact that Sprinklr’s quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

Q: Does Sprinklr have blackout periods other than quarterly trading blackout periods?

A: Yes. From time to time, an event may occur that is material to Sprinklr and is known by only a few officers, directors and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer (or one of the Co-Chief Executive Officers, as applicable), Chief Financial Officer, or General Counsel may not trade in Sprinklr’s securities.
In that situation, Sprinklr will notify designated individuals that neither they nor their Related Persons may trade in Sprinklr’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person.

Q: If I am subject to a blackout period and I have an open order to buy or sell Sprinklr securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?

A: No, unless it is in connection with a 10b5-1 Trading Plan (as defined below). If you have any open orders when a blackout period commences other than in connection with a 10b5-1 Trading Plan, it is

Exhibit 19.1
your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences and is not in connection with a 10b5-1 Trading Plan, you will have violated this Policy and may also have violated insider trading laws.

Q: Am I subject to trading blackout periods if I am no longer an employee, director, or consultant of Sprinklr?

A: It depends. If your employment with Sprinklr ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with Sprinklr ends on a day that the trading window is open, you will not be subject to the next trading blackout period.
However, even if you are not subject to the trading blackout period after you leave Sprinklr, you should not trade in Sprinklr securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of this Policy.

Q: Are there any exceptions to this policy?

A: There are no exceptions to this Policy, except as specifically noted below.

Q: Can I exercise options granted to me by Sprinklr, or participate in a Sprinklr employee stock purchase plan, during a trading blackout period or when I possess material nonpublic information?

A: Yes. You may purchase shares by exercising your options or participating in a Sprinklr employee stock purchase plan, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or at any time that you are aware of material nonpublic information. To be clear, you may not affect a broker-assisted cashless exercise (because these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information.
Q: What tax withholding transactions are not restricted by this Policy?

A: This Policy does not apply to the surrender of shares directly to Sprinklr to satisfy tax withholding obligations as a result of the issuance of shares upon exercise of options or settlement of restricted stock units issued by Sprinklr. Of course, any market sale of the stock received upon exercise or settlement of any such equity awards remains subject to all provisions of this Policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

Q: Are mutual funds holding Sprinklr common stock subject to the trading blackout periods?

A: No. You may trade in mutual funds holding Sprinklr stock at any time.

Q: What are the rules that apply to 10b5-1 Automatic Trading Programs?

A: Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person may establish a trading plan under which a broker is instructed to buy and sell Sprinklr securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Sprinklr securities pursuant to that Trading Plan are not subject to this Policy.

To be properly established, the Trading Plan must be established (a) in compliance with the requirements of Rule 10b5-1 of the Exchange Act and Sprinklr’s 10b5-1 Trading Plan Guidelines, (b) at a time when the individual is unaware of any material nonpublic information relating to Sprinklr, and (c) when the individual is not otherwise subject to a trading blackout period.

Moreover, all Trading Plans to be adopted by officers, directors, Specified Persons, and their Related Persons must be reviewed and approved by Sprinklr before being established to confirm that the Trading

Exhibit 19.1
Plan complies with all pertinent Sprinklr governance and applicable securities laws. See “Pre-Clearance of Transactions in Sprinklr Stock” below.

Q: Can I gift stock while I possess material nonpublic information or during a trading blackout period?

A: No. A gift of stock could subject you to insider trading liability if you are aware of material nonpublic information at the time of the gift and you knew, or were reckless in not knowing, that the recipient would sell the securities prior to the disclosure of such information. Therefore, gifts may only be made when you are not in possession of material nonpublic information and not subject to a trading blackout period.

Q: Are purchases of Sprinklr stock in a 401(k) plan allowed by this Policy?

A: This Policy does not apply to purchases of Sprinklr’s securities in our 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of the balance of your stock fund; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the stock fund.

Margin Accounts, Pledging Shares, Hedging and Other Speculation in Sprinklr Stock

Q: Can I purchase Sprinklr securities on margin or hold them in a margin account?

A: No. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase Sprinklr securities. Holding Sprinklr’s securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm. You may not purchase Sprinklr common stock on margin or hold it in a margin account at any time.

Q: Can I pledge my Sprinklr shares as collateral for a loan?
A: No. Pledging your shares as collateral for a loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

Q: What is problematic about margin accounts and pledged securities?

A: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Sprinklr’s securities, Covered Persons are prohibited from holding Sprinklr securities in a margin account or otherwise pledging Sprinklr securities as collateral for a loan.

Q: Can I hedge my ownership position in Sprinklr?

A: No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds, are prohibited by this Policy.

Q: Why are hedging transactions prohibited?

A: Such transactions may permit a person subject to this Policy to continue to own Sprinklr securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of

Exhibit 19.1
ownership. When that occurs, the person may no longer have the same objectives as Sprinklr’s other stockholders. Therefore, all persons subject to this Policy are prohibited from engaging in any such transactions.

Q: Am I allowed to trade derivative securities of our common stock?

A: No. “Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our equity compensation plans, which are not derivative securities for purposes of this Policy. You may not trade in derivative securities related to Sprinklr common stock, which include publicly traded call and put options.

Q: Am I allowed to engage in short selling?

A: No. “Short selling” is profiting when you expect the price of the stock to decline and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing. You may not engage in short selling of Sprinklr common stock at any time.

Q: Why does Sprinklr prohibit trading in derivative securities and short selling?

A: Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and because these practices encourage speculative trading. Sprinklr is dedicated to building stockholder value; short selling our common stock conflicts with our values and would not be well-received by our stockholders.

Q: What if I purchased publicly traded options or other derivative securities before I became subject to this Policy?

A: The same rules under this Policy apply to employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.

Q: What are the concerns about standing and limit orders?

A: Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. Because there is no control over the timing of purchases or sales that result from standing instructions to a broker, the broker could execute a transaction when a Covered Person is in possession of material nonpublic information. Sprinklr therefore discourages placing standing or limit orders on our securities.
If a person subject to this Policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.

Pre-Clearance of Transactions in Company Stock

Q: Who is required to pre-clear and provide advance notice of transactions?

A: In addition to the requirements above, officers, directors, and other applicable members of management who have been notified that they are subject to pre-clearance requirements may not engage in any transaction in Sprinklr’s securities, including gifts, during an open trading window without first

Exhibit 19.1
obtaining pre-clearance of the transaction from the Chief Compliance Officer at least two (2) business days in advance of the proposed transaction.

The Chief Compliance Officer will determine whether the transaction may proceed and, if so, will help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within two (2) business days will require new pre-clearance. Sprinklr may choose to shorten this period.

Q: Are individuals subject to pre-clearance required to provide advanced notice of stock option exercises?

A: Yes. Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Chief Compliance Officer. Once any transaction takes place, the officer, director, or applicable member of management must immediately notify the Chief Compliance Officer so that we may assist in any Section 16 reporting obligations.

Q: What additional requirements apply to individuals subject to Section 16?

A: Officers and directors, who are subject to the reporting obligations under Section 16 of the Exchange Act, should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4, and 5), which are described in the Sprinklr’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

Sanctions and Other Information

Q: What happens if I violate this Policy?

A: Violating Sprinklr governance, including this Policy, may result in disciplinary action up to and including termination of your employment or other relationship with Sprinklr.

Q: What are the sanctions if I trade on material nonpublic information or tip off someone else?
A: In addition to disciplinary action by Sprinklr—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided.

Persons found liable for tipping material nonpublic information, even if they did not trade on such information themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees, as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

Q: What is “loss avoided”?

A: If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

Q: Who should I contact if I have questions about this Policy or specific trades?

A: You should email the Chief Compliance Officer at compliance@sprinklr.com.

Q: Do changes to this Policy require approval by the Board?

A: Yes. Changes to this Policy require approval by the Board or a duly appointed committee of the Board.

Exhibit 19.1

Approval History

This Policy will be maintained by Sprinklr’s Compliance Department and reviewed on an annual basis, or as otherwise needed, by the Board of Directors.

Date	Approved By
May 28, 2021	Board of Directors
September 14, 2022	Board of Directors
February 23, 2023	Board of Directors
August 31, 2023	Board of Directors
August 21, 2024	Board of Directors

Exhibit 19.1

Appendix A
Specified Persons
(Non-Officer Employees and Designated Consultants
Subject to Quarterly Trading Blackout Periods)
All employees.